Exhibit B

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of October 23, 2020, is made by and between Vifor (International) Ltd., an entity formed under the laws of Switzerland, Vifor Pharma Ltd., an entity formed under the laws of Switzerland, and Vifor Fresenius Medical Care Renal Pharma Ltd., an entity formed under the laws of Switzerland. The foregoing are collectively referred to herein as the “Parties” and each individually as a “Party.” Pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the Parties hereby acknowledge and agree that the Schedule 13G is filed on behalf of each such Party and that all subsequent amendments to the Statement on Schedule 13G shall be filed on behalf of each of the Parties without the necessity of filing additional joint acquisition statements. The Parties hereby acknowledge that each Party shall be responsible for timely filing of such amendments, and for the completeness and accuracy of the information concerning such Party contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other Party, except to the extent that such Party knows or has reason to believe that such information is inaccurate.

Date: October 23, 2020

Name: VIFOR (INTERNATIONAL) LTD.

By:	/s/ Georg Frey
Georg Frey Head Legal Corporate

By:	/s/ Dr. Oliver P. Kronenberg
Dr. Oliver P. Kronenberg Group General Counsel

Name: VIFOR FRESENIUS MEDICAL CARE RENAL PHARMA LTD.

By:	/s/ Marcus Kracht
Marcus Kracht CFO VFMCRP

By:	/s/ Juan de Lassaletta Fernandez
Juan de Lassaletta Fernandez Head Legal & Compliance VFMCRP

Name: VIFOR PHARMA LTD.

By:	/s/ Georg Frey
Georg Frey Head Legal Corporate

By:	/s/ Dr. Oliver P. Kronenberg
Dr. Oliver P. Kronenberg Group General Counsel